Exhibit 21.1.

Subsidiaries

Snap Interactive, Inc., a Delaware corporation
eTwine, Inc., a New York corporation
SNAP Mobile Limited, a United Kingdom Corporation

Snap Interactive, Inc.’s current corporate structure